Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-133459 and No. 333-113762) pertaining to the 2001 Founders’ Stock Option Plan and the 2004 Long-term Incentive Plan of TNS, Inc. of our reports dated March 11, 2008, with respect to the consolidated financial statements and schedule of TNS, Inc., and the effectiveness of internal control over financial reporting of TNS, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young

McLean, VA

March 17, 2008